P&F INDUSTRIES REPORTS FIRST-QUARTER-2006 RESULTS

MELVILLE, N.Y., May 11, 2006 - P&F Industries, Inc. (Nasdaq NM: PFIN) today announced results from operations for the first quarter ended March 31, 2006.

FIRST-QUARTER RESULTS

Revenues for the first quarter of 2006 increased by 10.4% to $26.8 million, from $24.3 million in the same period in 2005. Earnings from continuing operations, which exclude the results of discontinued operations of Green Manufacturing and Embassy Industries, decreased by 21.6% to $872,000, or $.23 per diluted share, compared to $1.1 million, or $.29 per diluted share, in the first quarter of 2005.

Earnings from discontinued operations, net of taxes, were $2,000, or nil per diluted share, in the first quarter of 2006 compared to a loss of $149,000, or $.04 per diluted share in 2005. Net earnings were $874,000, or $.23 per diluted share, in the first quarter of 2006 compared to $963,000, or $.25 per diluted share, in 2005.

The Company’s consolidated financial statements for all periods presented have been reclassified to reflect the operations of Green and Embassy as discontinued operations, which resulted from the disposition of certain assets of Green in several transactions occurring in the first and third quarters of 2005, as well as the disposition of certain assets of Embassy in the fourth quarter of fiscal 2005, to non-affiliated third parties in their respective industries. As mentioned in previous earnings releases, these dispositions were part of an overall strategy to focus management’s resources on other segments of our business in order to add greater shareholder value.

P&F Chairman of the Board, President and Chief Executive Officer Richard Horowitz, commented, “We continued to generate increased revenues at Countrywide through both our Woodmark and Nationwide business units, as well as incremental revenues included from Pacific Stair Products, our newest addition, which was acquired by the Company on January 3, 2006. A 6.4% revenue decline at Florida Pneumatic tempered overall revenue results. Although selling, general and administrative expenses grew at a faster rate than the consolidated revenue increase for the quarter, we do not expect this trend to continue, and we remain encouraged about 2006. This unusual expense growth was driven by several factors, including certain corporate non-recurring professional and tax fees, the non-recurring cost of the move of P&F headquarters in February, certain other significant annual corporate expenses that are not typically concentrated in the first quarter, and planned increases in sales and marketing expenses that are intended to generate additional revenue in the coming periods. As a result of these expenses, as well as the decrease in sales noted at Florida Pneumatic, our consolidated earnings from continuing operations were below last year. However, we remain confident that our earnings projection for the entire 2006 fiscal year, which exceeds fiscal 2005 earnings, will remain unchanged from the annual guidance we have previously provided.”

At Countrywide Hardware, revenues for the first quarter increased 22.3% from $14.2 million to $17.4 million. Woodmark’s revenues increased $986,000, or 9.9%. Revenues from the sale of staircase components increased for the quarter, benefiting from greater customer penetration. Further, revenues from our kitchen and bath products sold into the mobile home and remodeling markets have increased, reversing their 2005 downward trend. In addition, Pacific Stair’s revenues were $1,666,000 for the first quarter. Finally, Nationwide’s revenues increased by approximately $523,000, or 12.4%, primarily attributable to an increase of approximately $566,000 in sales of fencing products.

Gross profit margin at Countrywide decreased from 32.2% to 29.8%. The decrease in the gross profit percentage was due primarily to some cost increases from Asian suppliers due to increases in the cost of metals, competitive pricing pressures on certain stair products and the inclusion of Pacific Stair, which operates at a lower gross margin than the rest of the group. The gross margin percentage decrease was partially offset by a favorable product mix and a shift by Nationwide to high-quality, lower-cost suppliers for some products. We have taken steps to address this margin erosion with redesigned products that should generate improved margins. In addition, we plan to move to an alternative high-quality supplier at Woodmark for a major portion of the product line. It will take several quarters to fully benefit from these efforts.

Mr. Horowitz commented, “Countrywide’s West Coast operations have been recently enhanced by the acquisition of certain assets of Pacific Stair, a manufacturer of premium stair rail products as well as a distributor of staircase components for Woodmark to the building industry, primarily in southern California and the southwestern region of the United States. We are excited about the growth opportunities available at Pacific Stair through its strategic alliance with Woodmark. Our combined product offering is now the most complete in this region of the country. Woodmark’s kitchen and bath division has strengthened relationships with certain customers and has reversed the unfavorable trend in 2005 for its products sold into the mobile home and remodeling markets. Fencing sales at Nationwide were also up 26%, primarily reflecting increased demand from new and existing customers.”

Revenues at Florida Pneumatic decreased 6.4%, from $10.1 million in the first quarter of 2005 to $9.4 million in the first quarter of 2006, due to approximately $310,000 less in retail promotions in the period, as well as a decrease in base sales of approximately $360,000. Base sales decreased as a result of decreased purchasing activity of approximately $692,000 from a significant retail customer as part of a program to reduce its overall inventory levels, which was partially offset by a $332,000 increase in base sales from another significant retail customer. Decreases in revenues of approximately $173,000 at Franklin were due primarily to decreased shipments to a few customers related to weak in-store sales and supply-related issues. Partially offsetting these decreases were increases in automotive revenues of approximately $66,000 and increases in Berkley revenues of approximately $102,000.

Gross profit margin at Florida Pneumatic increased to 32.4% from 31.1%, due primarily to a lower proportionate amount of retail promotional sales in the current period, which historically have lower average margins, versus the prior-year period and the strength of the U.S. dollar in relation to the Japanese yen, partially offset by the weakness of the U.S. dollar in relation to the Taiwan dollar compared to the prior-year period. Gross profit margin increases were also impacted by a more favorable product mix.

Mr. Horowitz commented, “At Florida Pneumatic, we are focusing our efforts on improving gross margins by sourcing our products to other lower-cost, high-quality suppliers to offset pricing pressures in our retail business. In addition, the replacement of a significant portion of our retail product line through the introduction by year-end of a substantially redesigned offering with enhanced look and performance should have a favorable impact on this sector as well. We also plan to increase our investment in the industrial sector through product development and various other channel initiatives. We see this as critical to our future success as this channel provides higher margins and we believe greater growth opportunities for Florida Pneumatic.”

OTHER INFORMATION

P&F Industries has scheduled a conference call for today at 11:00 a.m. Eastern time to discuss its 2006 first-quarter results. Investors and other interested parties can listen to the call by dialing (877) 278-2335, or via a live webcast accessible at www.pfina.com. To listen to the webcast, please register and download audio software at the site at least 15 minutes prior to the call. The webcast will be archived on P&F’s Web site, while a telephone replay of the call will be available through May 18, beginning at 2:00 p.m. on May 11, and can be accessed by dialing (800)-642-1687 or (706) 645-9291, conference ID # 8820185.

P&F Industries, Inc., through its two wholly-owned operating subsidiaries, Florida Pneumatic Manufacturing Corporation and Countrywide Hardware, Inc., manufactures and/or imports air-powered tools and various residential hardware such as staircase components, kitchen and bath hardware, fencing hardware and door and window hardware. P&F’s products are sold under their own trademarks, as well as under the private labels of major manufacturers and retailers.

This is a Safe-Harbor Statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, including those related to the Company's future performance, and those contained in the comments of management, are based upon the Company’s historical performance and on current plans, estimates and expectations, which are subject to various risks and uncertainties, including, but not limited to, the impact of competition, product demand and pricing, and those described in the reports and statements filed by the Company with the Securities and Exchange Commission, including, among others, those described in the Company’s Annual Report on Form 10-K. These risks could cause the Company’s actual results for the 2006 fiscal year and beyond to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

P&F Industries, Inc. Joseph A. Molino, Jr. Chief Financial Officer 631-694-9800 www.pfina.com	Lippert/Heilshorn & Associates, Inc. Jody Burfening Investor Relations 212-838-3777 jburfening@lhai.com/sbrin@lhai.com

P & F INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

(In thousands)	March 31, 2006	December 31, 2005
	(unaudited)	(derived from audited financial statements)
Assets
Cash and cash equivalents	$922	$1,772
Accounts receivable - net	13,076	12,567
Notes and other receivables	1,915	2,727
Inventories - net	26,255	26,174
Deferred income taxes - net	1,509	1,496
Assets held for sale	600	623
Assets of discontinued operations	82	77
Prepaid expenses and other current assets	1,616	1,111

Total current assets	45,975	46,547

Property and equipment	15,233	14,482
Less accumulated depreciation and amortization	7,847	7,620
Net property and equipment	7,386	6,862
Goodwill	24,719	23,821
Other intangible assets - net	11,796	8,795
Other assets - net	487	809

Total assets	$90,363	$86,834

Liabilities and Shareholders’ Equity
Short-term borrowings	$7,000	$3,000
Accounts payable	5,233	2,927
Income taxes payable	497	1,366
Other accrued liabilities	3,540	4,857
Current maturities of long-term debt	4,061	4,059
Liabilities of discontinued operations	2,072	2,358

Total current liabilities	22,403	18,567

Long-term debt, less current maturities	18,557	19,573
Deferred income taxes - net	960	978

Total liabilities	41,920	39,118

Total shareholders’ equity	48,443	47,716

Total liabilities and shareholders' equity	$90,363	$86,834

P & F INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS (unaudited)
	Three Months Ended
	March 31,
(In thousands, except per share data)	2006	2005

Net Revenues	$26,849	$24,324
Cost of sales	18,602	16,608
Gross profit	8,247	7,716
Selling, general and administrative expenses	6,299	5,417
Operating income	1,948	2,299
Interest expense - net	492	415
Earnings from continuing operations before income taxes	1,456	1,884
Income taxes	584	772
Earnings from continuing operations before discontinued operations	872	1,112

Discontinued operations (net of taxes):
Earnings (loss) from discontinued operations	2	(220)
Gain on sale discontinued operations	-	71
Earnings (loss) from discontinued operations	2	(149)
Net earnings	$874	$963

Earnings (loss) per common share:

Basic:
Continuing operations	$.24	$.31
Discontinued operations	-	(.04)
Net earnings (loss) per common share - basic	$.24	$.27

Diluted:
Continuing operations	$.23	$.29
Discontinued operations	-	(.04)
Net earnings (loss) per common share - diluted	$.23	$.25

Weighted average common shares outstanding:

Basic	3,584	3,560

Diluted	3,832	3,876

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